Exhibit 99.1

The Scotts Miracle-Gro Company	NEWS

ScottsMiracle-Gro Announces Third Quarter Results;
Re-Affirms Earnings Outlook and Outlines Progress Against ‘Project Focus’

•	Consumer purchases up 2% year-to-date as engagement improves in May and June

•	Gross margin rate improves in Q3; increases 210 basis points year-to-date

•	Full-year EPS guidance range re-affirmed; Sales guidance adjusted downward

•	Company acquires stake of Gavita, signs definitive agreement to acquire Botanicare

•	Quarterly dividend increases 6 percent to $0.50 per share

•	Board of Directors approves additional $500 million share repurchase authorization

MARYSVILLE, Ohio (August 3, 2016) - The Scotts Miracle-Gro Company (NYSE: SMG), the world’s leading marketer of branded consumer lawn and garden products, today released its fiscal third quarter financial results, reiterated its full year guidance range for pro forma adjusted earnings per share, and also announced a series of initiatives consistent with Project Focus, its long-term strategic plan.

For the quarter ended July 2, 2016, company-wide reported net sales were $994.1 million, compared with $1.11 billion for the same period a year ago. Approximately $90 million of the decline was anticipated due to a six-day shift in the company’s fiscal calendar. The balance of the decline resulted from lower shipments in both the U.S. and Europe due primarily to poor weather in April and early May that impacted consumer lawn and garden activity.

GAAP income from continuing operations was $2.06 per share compared with $1.85 per share in the prior year. Pro forma adjusted earnings were $2.16 per share compared with $2.68 per share, excluding impairment, restructuring and other one-time charges.

“The first half of the quarter was extremely difficult due to weather, but we’ve made a solid recovery in nearly all parts of the U.S. since mid-May,” said Jim Hagedorn, chairman and chief executive officer. “Consumer purchases were up 14 percent entering the quarter, but had declined 2 percent on a year-to-date basis by the time we reached the third week of May. Due to a 13 percent increase in POS during June, consumer purchases were up 2 percent entering the fourth quarter and positive in all regions but the Southwest.

“I remain pleased with the fundamentals of our business and our execution around Project Focus. We have recently completed a second significant acquisition in the hydroponics space and, in recent days, have signed a definitive agreement for a third transaction. These deals will give us a strong leadership position in the fast growing hydroponics industry and total annual sales approaching $250 million for The Hawthorne Gardening Company. As we had promised, we are now beginning the transition away from acquisitions and will begin a more aggressive return of cash to shareholders, through both an increased dividend and share repurchase activity.”

Third Quarter Details
Company-wide sales declined 11 percent to $994.1 million, or 10 percent excluding the impact of foreign exchange rates. U.S. Consumer sales declined 13 percent to $756.7 million from $871.2 million due mainly to a six-day shift in the fiscal calendar and lower shipments due to weather. Those same factors, along with the closure of a small UK-based business, impacted the Europe Consumer business where sales declined to $96.2 million compared with $110.3 million. Sales in the “Other” segment increased 9 percent to $141.2 million, primarily due to growth within The Hawthorne Gardening Company.

For the quarter, the company-wide GAAP and adjusted gross margin rate was 36.0 percent compared with 34.7 percent and 35.4 percent, respectively, a year ago. The year-over-year difference was primarily attributable to lower commodity costs and improvements in distribution. SG&A decreased 2 percent to $151.9 million.

GAAP income from continuing operations was $127.0 million or $2.06 per share, compared with $115.1 million, or $1.85 per share. Pro forma adjusted earnings were $133.8 million, or $2.16 per share, compared with $167.2 million, or $2.68 per share. Those results exclude impairment, restructuring and other one-time charges, including costs and subsequent insurance recoveries related to the Bonus S product remediation and consumer complaint matter in 2015. Also, excluded from the pro forma adjusted results is a one-time gain in 2016 of $86.4 million related to the contribution of Scotts LawnService to a joint venture with TruGreen, and $17.0 million of Scotts’ share of non-recurring integration and restructuring charges and transaction related costs associated with the joint venture.  As part of the transaction with TruGreen, the Company received a $196.0 million cash distribution.

Year-to-Date Details
Company-wide sales for the first nine months increased 3 percent to $2.43 billion, compared to $2.35 billion a year ago. The impact of the calendar shift has resulted in a year-to-date benefit of approximately $30 million, which will be offset in the fourth quarter, which has six fewer days than the same period a year ago.

Sales in the U.S. Consumer segment increased 3 percent, to $1.91 billion. Europe Consumer declined 9 percent, or 6 percent excluding the impact of foreign exchange rates, to $236.9 million. The “Other” segment increased 25 percent to $287.3 million due to acquisition and growth activity within The Hawthorne Gardening Company.

The GAAP and adjusted gross margin rates on a year-to-date basis were 36.8 percent and 37.0 percent, respectively, compared with 34.7 percent and 35.0 percent, respectively, a year ago. SG&A was $466.1 million, a 4 percent increase from 2015 primarily related to deal costs and expenses from acquired businesses.

GAAP income from continuing operations was $273.5 million or $4.40 per share, compared with $180.1 million or $2.90 per share. Pro forma adjusted earnings were $251.2 million, or $4.04 per share, compared with $226.5 million, or $3.65 per share a year ago.

Project Focus Update
During the third quarter, the Company completed its contribution of the Scotts LawnService business into a joint venture with TruGreen and the integration of the two businesses is progressing well. However, expected earnings dilution from the transaction is likely to be slightly higher than expected in fiscal 2016 as the closing of the joint venture was delayed by about two months. Total cost savings of $50 million are expected to be recognized over a two-year timeframe.

During the third quarter with the aid of cash received from the joint venture, The Hawthorne Gardening Company acquired a 75 percent stake in Gavita, a Netherlands-based and market-leading manufacturer of lighting and related equipment for hydroponic gardening, for $136 million. Gavita has full-year sales of approximately $100 million, and operating margins that will be accretive to the corporate average. The transaction is expected to be accretive to earnings per share in fiscal 2017.

In recent weeks, Hawthorne also has signed a definitive agreement to acquire Botanicare, an Arizona-based market-leading manufacturer of plant nutrients, plant supplements and growing systems used for hydroponic gardening. Terms of the transaction are not being disclosed at this time and the transaction, which is subject to customary closing conditions, is expected to close by the end of the calendar year. Once the transaction closes, the Company anticipates that Hawthorne will become its own reporting segment.

“Two years ago, we began sharing our vision for the hydroponic category and I’m pleased that we have been able to assemble some of the best brands in the industry,” Hagedorn said. “Our goal is for consumers and retailers in this space to consider our brands valuable to their ongoing success. We are confident in our ability to further expand our product offering, to develop new, complementary and innovative products, improve the operating efficiency of the companies we have acquired, and to enhance shareholder value by participating in this fast growing space.”

The Company’s Board of Directors also approved a 6 percent increase in the quarterly dividend to $0.50 per share for each of the issued and outstanding common shares. The dividend is payable on Friday, September 9, 2016 to shareholders of record on Friday, August 26, 2016. The Board also approved a share repurchase authorization of $500 million that is incremental to the Company’s existing authorization, which has roughly $400 million remaining.

Our priorities for uses of cash are beginning to shift and we expect to begin a more aggressive share repurchase plan in the upcoming quarters,” said Randy Coleman, Chief Financial Officer.  “We believe the combination of consistent operating performance, increasing share repurchases and an increased quarterly dividend will allow us to continue to drive an attractive total shareholder return."

Full-Year Outlook
Due to slower than expected shipments in April and early May and a greater than expected impact from foreign exchange rates, the company now expects full-year sales growth of roughly 2 percent, most of which will be driven by acquisitions. However, the gross margin rate is now expected to increase approximately 175 basis points. SG&A growth for the full year is expected to be approximately 3 percent. Due to lower sales and the incremental current year dilution from the Scotts LawnService transaction, pro forma adjusted earnings will likely be on the bottom of the current guidance range of $3.75 to $3.95 per share.

“I am pleased with our overall performance and our anticipated earnings this year, especially considering that the peak weeks of our season were impacted by poor weather, and the 2016 dilution of the SLS transaction will be slightly more than expected,” Coleman said. “As we begin to look to fiscal 2017, macro economic factors continue to work in our favor. We also expect to begin benefiting from the cost synergies in the SLS transaction as well as the continued growth of the hydroponics category.”

Conference Call and Webcast Scheduled for 9:00 a.m. ET Today, August 3
The Company will discuss results during a webcast and conference call today at 9:00 a.m. Eastern Time. Conference call participants should call 866-885-0439 (Conference Code: 8467617) A live webcast of the call will be available on the investor relations section of the Company's website at http://investor.scotts.com. An archive of the webcast, as well as any accompanying financial information regarding any non-GAAP financial measures discussed by the Company during the call, will remain available for at least 12 months. In addition, a replay of the call can be heard by calling 888-203-1112. The replay will be available for 30 days.

About ScottsMiracle-Gro
The Scotts Miracle-Gro Company is the world's largest marketer of branded consumer products for lawn and garden care. The Company's brands are the most recognized in the industry. In the U.S., the Company's Scotts®, Miracle-Gro® and Ortho® brands are market-leading in their categories, as is the consumer Roundup® brand, which is marketed near worldwide by Scotts and owned by Monsanto. In the U.S., we maintain a minority interest in TruGreen®, the largest residential lawn care service business, and in Bonnie Plants®, the largest marketer of edible gardening plants in retail channels. In Europe, the Company's brands include Weedol®, Pathclear®, Evergreen®, Levington®, Miracle-Gro®, KB®, Fertiligène® and Substral®. For additional information, visit us at www.scotts.com.
Cautionary Note Regarding Forward-Looking Statements
Statements contained in this press release, other than statements of historical fact, which address activities, events and developments that the Company expects or anticipates will or may occur in the future, including, but not limited to, information regarding the future economic performance and financial condition of the Company, the plans and objectives of the Company’s management, and the Company’s assumptions regarding such performance and plans are “forward-looking statements” within the meaning of the U.S. federal securities laws that are subject to risks and uncertainties. These forward-looking statements generally can be identified as statements that include phrases such as “guidance,” “outlook,” “projected,” “believe,” “target,” “predict,” “estimate,” “forecast,” “strategy,” “may,” “goal,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will,” “should” or other similar words or phrases. Actual results could differ materially from the forward-looking information in this release due to a variety of factors, including, but not limited to:

•	Compliance with environmental and other public health regulations could increase the Company’s costs of doing business or limit the Company’s ability to market all of its products;

•	Increases in the prices of raw materials and fuel costs could adversely affect the Company’s results of operations;

•	The highly competitive nature of the Company’s markets could adversely affect its ability to maintain or grow revenues;

•
Because of the concentration of the Company’s sales to a small number of retail customers, the loss of one or more of, or significant reduction in orders from, its top customers could adversely affect the Company’s financial results;

•	Adverse weather conditions could adversely impact financial results;

•	The Company’s international operations make the Company susceptible to fluctuations in currency exchange rates and to other costs and risks associated with international regulation;

•	The Company may not be able to adequately protect its intellectual property and other proprietary rights that are material to the Company’s business;

•	If Monsanto Company were to terminate the Marketing Agreement for consumer Roundup products, the Company would lose a substantial source of future earnings and overhead expense absorption;

•	Hagedorn Partnership, L.P. beneficially owns approximately 27% of the Company’s common shares and can significantly influence decisions that require the approval of shareholders;

•
The Company may pursue acquisitions, dispositions, investments, dividends, share repurchases and/or other corporate transactions that it believes will maximize equity returns of its shareholders but may involve risks.

Additional detailed information concerning a number of the important factors that could cause actual results to differ materially from the forward-looking information contained in this release is readily available in the Company’s publicly filed quarterly, annual and other reports. The Company disclaims any obligation to update developments of these risk factors or to announce publicly any revision to any of the forward-looking statements contained in this release, or to make corrections to reflect future events or developments.

Contact:
Jim King
Senior Vice President
Investor Relations & Corporate Affairs
(937) 578-5622

THE SCOTTS MIRACLE-GRO COMPANY
Condensed Consolidated Statements of Operations
(In millions, except for per common share data)
(Unaudited)

		Three Months Ended			Nine Months Ended
	Footnotes	July 2, 2016	June 27, 2015	% Change	July 2, 2016	June 27, 2015	% Change
Net sales		$994.1	$1,111.3	(11)%	$2,433.8	$2,352.6	3%
Cost of sales		636.3	722.1		1,532.6	1,531.8
Cost of sales—impairment, restructuring and other		0.4	3.4		5.5	3.6
Gross profit		357.4	385.8	(7)%	895.7	817.2	10%
% of sales		36.0%	34.7%		36.8%	34.7%
Operating expenses:
Selling, general and administrative		151.9	155.3	(2)%	466.1	449.5	4%
Impairment, restructuring and other		(5.8)	40.9		(51.7)	54.0
Other income, net		(5.6)	(1.8)		(7.1)	(2.4)
Income from operations		216.9	191.4	13%	488.4	316.1	55%
% of sales		21.8%	17.2%		20.1%	13.4%
Equity in loss of unconsolidated affiliates	(3)	3.5	—		3.5	—
Costs related to refinancing		—	—		8.8	—
Interest expense		16.9	14.3		52.3	39.0
Income from continuing operations before income taxes		196.5	177.1	11%	423.8	277.1	53%
Income tax expense from continuing operations		69.5	62.0		150.3	97.0
Income from continuing operations		127.0	115.1	10%	273.5	180.1	52%
Income from discontinued operations, net of tax	(3)	85.7	17.9		68.2	3.2
Net income		$212.7	$133.0		$341.7	$183.3
Net loss attributable to noncontrolling interest		0.4	0.4		0.2	0.1
Net income attributable to controlling interest		$213.1	$133.4		$341.9	$183.4

Basic income per common share:	(1)
Income from continuing operations		$2.09	$1.89	11%	$4.46	$2.95	51%
Income from discontinued operations		1.40	0.29		1.11	0.06
Net income		$3.49	$2.18		$5.57	$3.01

Diluted income per common share:	(2)
Income from continuing operations		$2.06	$1.85	11%	$4.40	$2.90	52%
Income from discontinued operations		1.38	0.29		1.10	0.05
Net income		$3.44	$2.14		$5.50	$2.95

Common shares used in basic income per share calculation		61.1	61.3	—%	61.3	61.0	—%
Common shares and potential common shares used in diluted income per share calculation		61.9	62.3	(1)%	62.2	62.1	—%

Non-GAAP results:
Adjusted income attributable to controlling interest from continuing operations	(4)	$134.5	$149.3	(10)%	$260.6	$222.4	17%
Adjusted diluted income per common share from continuing operations	(2) (4)	$2.17	$2.39	(9)%	$4.19	$3.58	17%
Pro Forma Adjusted Earnings	(3) (4)	$133.8	$167.2	(20)%	$251.2	$226.5	11%
Pro Forma Adjusted Earnings per common share	(3) (4)	$2.16	$2.68	(19)%	$4.04	$3.65	11%
Adjusted EBITDA	(4) (5)	$244.5	$270.4	(10)%	$511.8	$405.7	26%
Note: See accompanying footnotes on page 11

THE SCOTTS MIRACLE-GRO COMPANY
Net Sales and Income (Loss) from Continuing Operations before Income Taxes by Segment
(In millions)
(Unaudited)

The Company divides its business into three reportable segments: U.S. Consumer, Europe Consumer and Other. These segments differ from those used in prior periods due to the change in the Company’s internal organization structure associated with Project Focus, which is a series of initiatives announced in the first quarter of fiscal 2016 designed to maximize the value of the Company’s non-core assets and concentrate its focus on emerging categories of the lawn and garden industry in its core U.S. business. On April 13, 2016, as part of this project, the Company completed the contribution of the Scotts lawn service business (the “SLS Business”) to a newly formed subsidiary of TruGreen Holding Corporation (the “Joint Venture”) in exchange for a minority equity interest of approximately 30% in the Joint Venture. As a result, effective in its second quarter of fiscal 2016, the Company classified its results of operations for all periods presented to reflect the SLS Business as a discontinued operation and classified the assets and liabilities of the SLS Business as held for sale. The prior period amounts have been reclassified to conform with the new segments. This division of reportable segments is consistent with how the segments report to and are managed by the chief operating decision maker of the Company. U.S. Consumer consists of the Company’s consumer lawn and garden business located in the geographic United States. Europe Consumer consists of the Company’s consumer lawn and garden business located in geographic Europe. Other consists of the Company’s consumer lawn and garden business in geographies other than the U.S. and Europe, the Company’s indoor, urban and hydroponics gardening business, and revenues and expenses associated with the Company’s supply agreements with Israel Chemicals, Ltd. Corporate consists of general and administrative expenses and certain other income/expense items not allocated to the business segments.

Segment performance is evaluated based on several factors, including income (loss) from continuing operations before amortization, impairment, restructuring and other charges, which is not a generally accepted accounting principle (“GAAP”) measure. Senior management uses this measure of operating profit (loss) to evaluate segment performance because the Company believes this measure is most indicative of performance trends and the overall earnings potential of each segment.

	Three Months Ended			Nine Months Ended
	July 2, 2016	June 27, 2015	% Change	July 2, 2016	June 27, 2015	% Change
Net Sales:
U.S. Consumer	$756.7	$871.2	(13)%	$1,909.6	$1,861.6	3%
Europe Consumer	96.2	110.3	(13)%	236.9	260.9	(9)%
Other	141.2	129.8	9%	287.3	230.1	25%
Consolidated	$994.1	$1,111.3	(11)%	$2,433.8	$2,352.6	3%

Income (Loss) from Continuing Operations before Income Taxes:
U.S. Consumer	$205.8	$237.9	(13)%	$487.6	$429.9	13%
Europe Consumer	11.8	15.0	(21)%	24.2	23.9	1%
Other	11.9	16.7	(29)%	17.0	14.2	20%
Segment Total	229.5	269.6		528.8	468.0
Corporate	(13.8)	(22.1)		(73.9)	(76.0)
Intangible asset amortization	(4.4)	(4.4)		(12.6)	(10.9)
Impairment, restructuring and other	(11.4)	(51.7)		29.1	(65.0)
Equity in income of unconsolidated affiliates	13.5	—		13.5	—
Costs related to refinancing	—	—		(8.8)	—
Interest expense	(16.9)	(14.3)		(52.3)	(39.0)
Consolidated	$196.5	$177.1	11%	$423.8	$277.1	53%

THE SCOTTS MIRACLE-GRO COMPANY
Condensed Consolidated Balance Sheets
(In millions)
(Unaudited)

	July 2, 2016	June 27, 2015	September 30, 2015

ASSETS
Current assets:
Cash and cash equivalents	$77.2	$79.9	$71.4
Accounts receivable, net	794.8	783.1	310.6
Inventories	469.9	399.8	395.8
Assets held for sale	—	223.2	220.3
Prepaids and other current assets	139.2	125.9	121.1
Total current assets	1,481.1	1,611.9	1,119.2
Investment in unconsolidated affiliate	94.4	—	—
Property, plant and equipment, net	449.6	437.9	444.1
Goodwill	346.0	282.1	283.8
Intangible assets, net	750.6	661.6	655.1
Other assets	138.0	24.6	25.0
Total assets	$3,259.7	$3,018.1	$2,527.2
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of debt	$382.5	$314.0	$132.6
Accounts payable	249.5	308.6	193.1
Marketing and license agreement obligation	—	300.0	—
Liabilities held for sale	—	63.4	41.7
Other current liabilities	359.2	362.2	251.2
Total current liabilities	991.2	1,348.2	618.6
Long-term debt	1,130.3	734.9	1,025.0
Other liabilities	306.0	241.6	250.5
Total liabilities	2,427.5	2,324.7	1,894.1
Shareholders’ equity	832.2	693.4	633.1
Total liabilities and shareholders’ equity	$3,259.7	$3,018.1	$2,527.2

THE SCOTTS MIRACLE-GRO COMPANY
Reconciliation of Non-GAAP Disclosure Items (4)
(In millions, except per common share data)
(Unaudited)

		Three Months Ended July 2, 2016			Three Months Ended June 27, 2015
	Footnotes	As Reported	Impairment, Restructuring and Other	Adjusted	As Reported	Impairment, Restructuring and Other	Adjusted
Net sales		$994.1	$0.2	$993.9	$1,111.3	$(10.6)	$1,121.9
Cost of sales		636.3	—	636.3	722.1	(3.2)	725.3
Cost of sales—impairment, restructuring and other		0.4	0.4	—	3.4	3.4	—
Gross profit		357.4	(0.2)	357.6	385.8	(10.8)	396.6
% of sales		36.0%		36.0%	34.7%		35.4%
Operating expenses:
Selling, general and administrative		151.9	—	151.9	155.3	—	155.3
Impairment, restructuring and other		(5.8)	(5.8)	—	40.9	40.9	—
Other income, net		(5.6)	—	(5.6)	(1.8)	—	(1.8)
Income from operations		216.9	5.6	211.3	191.4	(51.7)	243.1
% of sales		21.8%		21.3%	17.2%		21.7%
Equity in (income) loss of unconsolidated affiliates	(3)	3.5	17.0	(13.5)	—	—	—
Income from continuing operations before interest expense and income taxes		213.4	(11.4)	224.8	191.4	(51.7)	243.1
% of sales		21.5%		22.6%	17.2%		21.7%
Interest expense		16.9	—	16.9	14.3	—	14.3
Income from continuing operations before income taxes		196.5	(11.4)	207.9	177.1	(51.7)	228.8
Income tax expense from continuing operations		69.5	(4.3)	73.8	62.0	(17.9)	79.9
Income from continuing operations		127.0	(7.1)	134.1	115.1	(33.8)	148.9
Net loss attributable to noncontrolling interest		0.4	—	0.4	0.4	—	0.4
Net income attributable to controlling interest from continuing operations		$127.4	$(7.1)	$134.5	$115.5	$(33.8)	$149.3
Basic income per common share from continuing operations		$2.09	$(0.11)	$2.20	$1.89	$(0.55)	$2.44
Diluted income per common share from continuing operations		$2.06	$(0.11)	$2.17	$1.85	$(0.54)	$2.39
Common shares used in basic income per share calculation		61.1	61.1	61.1	61.3	61.3	61.3
Common shares and potential common shares used in diluted income per share calculation		61.9	61.9	61.9	62.3	62.3	62.3
Calculation of Adjusted EBITDA (4) (5) :
Income from continuing operations		$127.0			$115.1
Income tax expense from continuing operations		69.5			62.0
Income from discontinued operations, net of tax		85.7			17.9
Income tax expense from discontinued operations		55.8			8.4
Gain on contribution of SLS Business, net of tax		(86.4)			—
Income tax expense from gain on contribution of SLS Business		(56.2)			—
Interest expense		16.9			14.3
Depreciation		12.9			13.3
Amortization		4.6			5.2
Impairment, restructuring and other from continuing operations		11.4			31.4
Mark-to-market adjustments on derivatives		—			2.8
Expense on certain leases		0.9			—
Share-based compensation expense		2.4			—
Adjusted EBITDA		$244.5			$270.4
Note: See accompanying footnotes on page 11

THE SCOTTS MIRACLE-GRO COMPANY
Reconciliation of Non-GAAP Disclosure Items (4)
(In millions, except per common share data)
(Unaudited)

		Nine Months Ended July 2, 2016				Nine Months Ended June 27, 2015
	Footnotes	As Reported	Impairment, Restructuring and Other	Costs Related to Refinancing	Adjusted	As Reported	Impairment, Restructuring and Other	Adjusted
Net sales		$2,433.8	$—	$—	$2,433.8	$2,352.6	$(10.6)	$2,363.2
Cost of sales		1,532.6	0.1	—	1,532.5	1,531.8	(3.2)	1,535.0
Cost of sales—impairment, restructuring and other		5.5	5.5	—	—	3.6	3.6	—
Gross profit		895.7	(5.6)	—	901.3	817.2	(11.0)	828.2
% of sales		36.8%			37.0%	34.7%		35.0%
Operating expenses:
Selling, general and administrative		466.1	—	—	466.1	449.5	—	449.5
Impairment, restructuring and other		(51.7)	(51.7)	—	—	54.0	54.0	—
Other income, net		(7.1)	—	—	(7.1)	(2.4)	—	(2.4)
Income from operations		488.4	46.1	—	442.3	316.1	(65.0)	381.1
% of sales		20.1%			18.2%	13.4%		16.1%
Equity in (income) loss of unconsolidated affiliates	(3)	3.5	17.0	—	(13.5)	—	—	—
Income from continuing operations before interest expense and income taxes		484.9	29.1	—	455.8	316.1	(65.0)	381.1
% of sales		19.9%			18.7%	13.4%		16.1%
Costs related to refinancing		8.8	—	8.8	—	—	—	—
Interest expense		52.3	—	—	52.3	39.0	—	39.0
Income from continuing operations before income taxes		423.8	29.1	(8.8)	403.5	277.1	(65.0)	342.1
Income tax expense from continuing operations		150.3	10.3	(3.1)	143.1	97.0	(22.8)	119.8
Income from continuing operations		273.5	18.8	(5.7)	260.4	180.1	(42.2)	222.3
Net loss attributable to noncontrolling interest		0.2	—	—	0.2	0.1	—	0.1
Net income attributable to controlling interest from continuing operations		$273.7	$18.8	$(5.7)	$260.6	$180.2	$(42.2)	$222.4
Basic income per common share from continuing operations		$4.46	$0.30	$(0.09)	$4.25	$2.95	$(0.70)	$3.65
Diluted income per common share from continuing operations		$4.40	$0.30	$(0.09)	$4.19	$2.90	$(0.68)	$3.58
Common shares used in basic income per share calculation		61.3	61.3	61.3	61.3	61.0	61.0	61.0
Common shares and potential common shares used in diluted income per share calculation		62.2	62.2	62.2	62.2	62.1	62.1	62.1
Calculation of Adjusted EBITDA (4) (5) :
Income from continuing operations		$273.5				$180.1
Income tax expense from continuing operations		150.3				97.0
Income from discontinued operations, net of tax		68.2				3.2
Income tax expense from discontinued operations		46.1				1.7
Gain on contribution of SLS Business, net of tax		(86.4)				—
Income tax expense from gain on contribution of SLS Business		(56.2)				—
Costs related to refinancing		8.8				—
Interest expense		52.3				39.0
Depreciation		40.2				38.2
Amortization		14.1				12.3
Impairment, restructuring and other from continuing operations		(29.1)				31.4
Impairment, restructuring and other from discontinued operations		13.6				—
Mark-to-market adjustments on derivatives		—				2.8
Expense on certain leases		2.7				—
Share-based compensation expense		13.7				—
Adjusted EBITDA		$511.8				$405.7
Note: See accompanying footnotes on page 11

THE SCOTTS MIRACLE-GRO COMPANY
Reconciliation of Non-GAAP Disclosure Items (4)
(In millions, except per common share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	July 2, 2016	June 27, 2015	July 2, 2016	June 27, 2015
Calculation of Pro Forma Adjusted Earnings:
Income from continuing operations	$127.0	$115.1	$273.5	$180.1
Net loss attributable to noncontrolling interest	0.4	0.4	0.2	0.1
Net income attributable to controlling interest from continuing operations	$127.4	$115.5	$273.7	$180.2
Impairment, restructuring and other, net of tax	(7.1)	(33.8)	18.8	(42.2)
Costs related to refinancing, net of tax	—	—	(5.7)	—
Adjusted net income attributable to controlling interest from continuing operations	$134.5	$149.3	$260.6	$222.4
Income from discontinued operations, net of tax	85.7	17.9	68.2	3.2
Gain on contribution of SLS Business, net of tax	(86.4)	—	(86.4)	—
Income (loss) from SLS Business in discontinued operations, net of tax	(0.7)	17.9	(18.2)	3.2
Impairment, restructuring and other from SLS Business in discontinued operations, net of tax	—	—	8.8	0.9
Pro Forma Adjusted Earnings	$133.8	$167.2	$251.2	$226.5

Diluted income per common share from continuing operations	$2.06	$1.85	$4.40	$2.90
Impairment, restructuring and other, net of tax	(0.11)	(0.54)	0.30	(0.68)
Costs related to refinancing, net of tax	—	—	(0.09)	—
Adjusted diluted income per common share from continuing operations	$2.17	$2.39	$4.19	$3.58
Income (loss) from SLS Business in discontinued operations, net of tax	(0.01)	0.29	(0.29)	0.06
Impairment, restructuring and other from SLS Business in discontinued operations, net of tax	—	—	0.14	0.01
Pro Forma Adjusted Earnings per common share	$2.16	$2.68	$4.04	$3.65
Common shares and potential common shares used in Pro Forma Adjusted Earnings per share calculation	61.9	62.3	62.2	62.1
Note: See accompanying footnotes on page 11

THE SCOTTS MIRACLE-GRO COMPANY
Footnotes to Preceding Financial Statements

(1)
Basic income (loss) per common share amounts are calculated by dividing income (loss) from continuing operations, income (loss) from discontinued operations and net income (loss) attributable to controlling interest by the weighted average number of common shares outstanding during the period.

(2)
Diluted income (loss) per common share amounts are calculated by dividing income (loss) from continuing operations, income (loss) from discontinued operations and net income (loss) attributable to controlling interest by the weighted average number of common shares, plus all potential dilutive securities (common stock options, stock appreciation rights, performance shares, performance units, restricted stock and restricted stock units) outstanding during the period.

(3)
On April 13, 2016, pursuant to the terms of the Contribution and Distribution Agreement, by and among the Company and TruGreen Holding Corporation (“TruGreen Holdings”), the Company completed the contribution of the Scotts lawn service business (the “SLS Business”) to a newly formed subsidiary of TruGreen Holdings (the “Joint Venture”) in exchange for a minority equity interest of approximately 30% in the Joint Venture. As a result, effective in its second quarter of fiscal 2016, the Company classified its results of operations for all periods presented to reflect the SLS Business as a discontinued operation. The Company’s after-tax gain on the contribution of $86.4 million has been recorded in the third quarter of fiscal 2016 within results from discontinued operations. The Company’s approximately 30% interest in the Joint Venture has been accounted for using the equity method of accounting, with the Company's proportionate share of Joint Venture earnings reflected in the consolidated statements of operations. Adjusted Earnings excludes charges or credits relating to transaction related costs, restructurings and other discrete projects or transactions including a non-cash fair value write down adjustment related to deferred revenue as part of the transaction accounting that are apart from and not indicative of the results of the operations of the Joint Venture.

(4)
The Reconciliation of Non-GAAP Disclosure Items includes the following non-GAAP financial measures:

Adjusted net income (loss) attributable to controlling interest from continuing operations and adjusted diluted income per share attributable to controlling interest from continuing operations (“Adjusted Earnings”) — These measures exclude charges or credits relating to impairments, restructurings, discontinued operations and other unusual items such as costs or gains related to discrete projects or transactions that are apart from and not indicative of the results of the operations of the business.

Adjusted EBITDA — This measure is calculated as income (loss) before interest, taxes, depreciation and amortization as well as certain other items such as the impact of the cumulative effect of changes in accounting, costs associated with debt refinancing and other non-recurring or non-cash items affecting net income (loss). The Company believes this measure provides additional information for determining our ability to meet debt service requirements. The presentation of adjusted EBITDA herein is intended to be consistent with the calculation of that measure as required by our borrowing arrangements, and used to calculate a leverage ratio (maximum of 4.50 at July 2, 2016) and an interest coverage ratio (minimum of 3.00 for the twelve months ended July 2, 2016). The Company was in compliance with the terms of all debt covenants at July 2, 2016.

Pro Forma Adjusted Earnings — This measure is calculated as net income attributable to controlling interest, excluding charges or credits relating to impairments, restructurings and other unusual items such as costs or gains related to discrete projects or transactions that are apart from and not indicative of the results of the operations of the business. This measure also includes income (loss) from discontinued operations related to the SLS Business; however, excludes the gain on the contribution of the SLS Business to the Joint Venture.

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). However, management believes that certain non-GAAP financial measures used in managing the business may provide users of this financial information additional meaningful comparison between current results and results in prior operating periods. The Company believes that these non-GAAP financial measures are the most indicative of the Company’s ongoing earnings capabilities and that disclosure of these non-GAAP financial measures therefore provides useful information to investors and other users of its financial statements, such as lenders. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.

(5)
In the fourth quarter of fiscal 2015, the Company changed its calculation of adjusted EBITDA to reflect the measure as defined in our fourth amended credit agreement. Prior periods have not been adjusted as they reflect the presentation consistent with the calculation as required by our borrowing arrangements in place at that time. The revised calculation adds adjustments for share-based compensation expense, expense on certain leases, and impairment, restructuring and other charges (including cash and non-cash charges) and no longer includes an adjustment for mark-to-market adjustments on derivatives.